Exhibit 99.1

Two New Independent Members of the Board: Neonode Appoints Mats Dahlin and Lars Lindqvist

SANTA CLARA, California – November 17, 2011 – Neonode Inc. (NEON.OB), the leading optical touch screen technology provider, today announced the appointments of Messrs. Mats Dahlin and Lars Lindqvist to fill two vacancies on the Company’s Board of Directors until the 2014 annual shareholders meeting.  Together with Mr. John Reardon, Messrs. Dahlin and Lindqvist qualify as independent members and will form a member majority of the Neonode Company Board.  Mr. Dahlin and Mr. Lindqvist have also been appointed to the Company’s Audit Committee of the Board.

Mr. Lars Lindqvist will also serve as the Company’s Audit Committee Financial Expert. Mr. Per Bystedt and Mr. Thomas Eriksson, who currently serve on the Company’s Audit Committee, will resign from that committee, effective November 17, 2011.

Mr. Mats Dahlin, age 57, with a degree in electrical engineering and an MBA from Stockholm University, served as President of Ericsson Enterprises AB from January 2004 through May 2005. From October 1998 to December 2003, Mr. Dahlin held various positions in Ericsson, including serving as Group Executive Vice President, President of Ericsson Radio Systems AB, Head of Segment Network Operators, Head of Ericsson's Mobile Systems Division, and Head of Market Area EMEA. Since June 2005 Mr. Dahlin has pursued independent investments, and has served as a board member and advisor to the companies in which he invests.

Mr. Lars Lindqvist, age 54, with a degree of Master of Finance from Uppsala University  (Sweden) served as CFO for Mankato Investments AG Group from June 2005 to March  2011.  From August 2002 to May 2005, Mr. Lindqvist served as CFO for Microcell OY, a Finnish ODM of mobile phones, and from May 1995 to July 2002 he served as CFO of Ericsson Mobile Phones.  Mr. Lindqvist currently serves as CEO of ONE Media Holding AB.

Commenting on the new appointments, Per Bystedt, Executive Chairman of the Company’s Board, stated:

 “We are delighted to expand our Board with two independent members of Mats Dahlin's and Lars Lindqvist’s caliber. We look forward to working with Mats and Lars as we continue to execute our strategy and further strengthen Neonode’s position in the marketplace for touch screen solutions. These additions to our Board mark another milestone for our company and further our progress towards achieving our goal of listing our shares on Nasdaq.”

For more information, please visit www.neonode.com or contact

Thomas Eriksson, CEO thomas.eriksson@neonode.com Tel: +46 8 667 17 17 Mobile: +46 708 521 337	David Brunton, CFO david.brunton@neonode.com Tel: +1 925 768 0620

About Neonode
Neonode is the leading provider of optical touch screen solutions for hand-held and small to midsize devices. Neonode is offering software licenses and engineering design services that enable companies to make high functionality touch screens at a low cost. zForce® is the name of Neonode’s proprietary patented touch screen technology. Neonode Inc. is listed on the OTCBB under the symbol NEON.OB. Neonode is a trademark and zForce® is a registered trademark of Neonode Inc.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies.  These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc.